Sabre reports continued improvement in 2022 results and reiterates expectations for positive free cash flow for full year 2023

2022 Business highlights:
•Travel recovery trends continued to improve throughout the year
•Expanded and renewed partnerships with key travel industry leaders
•Exceeded 2022 technology transformation milestones including moving 66% of Sabre's total compute capacity to Google Cloud
•In the fourth quarter generated $38 million in operating cash flow and $22 million in free cash flow
•Ended the year with cash balance of $816 million

2022 Financial results:
•Revenue totaled $631 million in the fourth quarter, up 26% from 2021
•Revenue totaled $2.5 billion for the full year, a 50% increase from 2021
•Net loss attributable to common stockholders totaled $165 million in the fourth quarter and $457 million for the full year
•Net loss attributable to common stockholders per share totaled $0.50 in the fourth quarter and $1.40 for the full year
•Adjusted EPS(1) totaled ($0.36) in the fourth quarter and ($1.14) for the full year
•Generated $1 million of Adjusted EBITDA(1) in the fourth quarter and $65 million for the full year

SOUTHLAKE, Texas – February 15, 2023 – Sabre Corporation ("Sabre" or the "Company") (NASDAQ: SABR) today announced financial results for the quarter and year ended December 31, 2022.

_______________________________
(1) Adjusted EPS and Adjusted EBITDA are non-GAAP measures. See the appendix to this release for a discussion of non-GAAP financial measures, including reconciliations to the most closely correlated GAAP measure.

"2022 was an important step forward for Sabre in the global travel recovery from the COVID-19 pandemic. Our team stayed focused on providing outstanding service to our customers, while executing on our long-term strategic vision. Our leadership position as a core travel technology provider was further solidified with key agreements with a multitude of travel industry partners which we believe position us well as the global recovery progresses. Additionally, I am pleased to report that we exceeded our technology transformation goals that we had established for 2022," said Sean Menke, Chair of the Board and CEO.

Q4 2022 Financial Summary

Sabre consolidated fourth quarter revenue totaled $631 million, a 26% improvement versus $501 million in the fourth quarter of 2021. The increase in revenue was driven by an increase in global air, hotel and other travel bookings due to continued recovery from the COVID-19 pandemic.

Operating loss was $55 million, a significant improvement versus operating loss of $126 million in the fourth quarter of 2021. The improvement in operating results was driven by increased revenue due to the continued recovery from the COVID-19 pandemic, favorable rate impacts from improved international and corporate bookings, and lower depreciation and amortization. These impacts were partially offset by increased Travel Solutions incentive expenses from stronger volume and Hospitality Solutions transaction-related costs also from improved volumes, as well as total company technology hosting expenses due to volume recovery trends, and increased labor and professional service expenses.

Net loss attributable to common stockholders totaled $165 million, an improvement versus net loss of $192 million in the fourth quarter of 2021. Diluted net loss attributable to common stockholders per share (EPS) totaled $0.50, versus diluted net loss attributable to common stockholders per share of $0.60 in the fourth quarter of 2021. The improvement in net loss attributable to common stockholders was driven by the items impacting operating loss described above, offset by higher interest expense and tax expenses.

Adjusted EBITDA was $1 million, an improvement versus Adjusted EBITDA of negative $26 million in the fourth quarter of 2021. The improvement in Adjusted EBITDA was driven by increased revenue due to the continued recovery from the COVID-19 pandemic. These impacts were partially offset by increased Travel Solutions incentive expenses from stronger volume and

Hospitality Solutions transaction-related costs also from improved volumes, as well as total company technology hosting expenses due to volume recovery trends and increased labor and professional service expenses.

Adjusted Operating Loss was $30 million, an improvement versus Adjusted Operating Loss of $68 million in the fourth quarter of 2021. The improvement in operating results was driven by the items impacting Adjusted EBITDA above and lower depreciation and amortization.

Sabre reported Adjusted EPS of ($0.36), an improvement versus ($0.47) in the fourth quarter of 2021.

With regards to Sabre's fourth quarter 2022 cash flows (versus prior year):
•Cash provided by operating activities totaled $38 million (vs. cash used in operating activities of $7 million)
•Cash used in investing activities totaled $12 million (vs. $24 million)
•Cash used in financing activities totaled $14 million (vs. $14 million)
•Capitalized expenditures totaled $16 million (vs. $24 million)

Operating cash flow in the fourth quarter of 2022 increased versus the fourth quarter of 2021 primarily due to the items impacting adjusted operating loss mentioned above, lower capitalized expenditures and the timing of certain working capital items, including higher technology payments that occurred in the fourth quarter of 2021.

Free Cash Flow for the quarter was $22 million, versus Free Cash Flow of negative $30 million in the fourth quarter of 2021.

Full Year 2022 Financial Summary

For the full year 2022, Sabre consolidated revenue totaled $2.5 billion, a 50% improvement versus $1.7 billion for the prior year. The increase in revenue was driven by an increase in global air, hotel and other travel bookings due to continued recovery from the COVID-19 pandemic.

Operating loss was $261 million, a significant improvement versus operating loss of $665 million in 2021. The improvement in operating results was driven by increased revenue due to the continued recovery from the COVID-19 pandemic, favorable rate impacts as international and corporate bookings have improved, and lower depreciation and amortization. These impacts were partially offset by increased Travel Solutions incentive expenses from stronger volume and

Hospitality Solutions transaction-related costs also from improved volumes, as well as total company technology hosting expenses due to volume recovery trends, and increased labor and professional service expenses.

Net loss attributable to common stockholders totaled $457 million, an improvement versus net loss of $950 million in 2021. Diluted net loss attributable to common stockholders per share totaled $1.40, versus diluted net loss attributable to common stockholders per share of $2.96 in 2021. The improvement in net loss attributable to common stockholders was driven by the items impacting operating loss described above and the after-tax gain on the sale of AirCentre of $112 million, partially offset by a fair value loss of $26 million on our GBT investment, and higher interest costs.

Adjusted EBITDA was $65 million, an improvement versus Adjusted EBITDA of negative $261 million in 2021. The improvement in Adjusted EBITDA was driven by increased revenue due to the continued recovery from the COVID-19 pandemic. These impacts were partially offset by increased Travel Solutions incentive expenses from stronger volumes and Hospitality Solutions transaction-related costs also from improved volume, as well as total company technology hosting expenses due to volume recovery trends and increased labor and professional service expenses.

Adjusted Operating Loss totaled $68 million, versus Adjusted Operating Loss of $459 million in 2021. The improvement in operating results was driven by the items impacting Adjusted EBITDA above and lower depreciation and amortization.

For the full year 2022, Sabre reported Adjusted EPS of ($1.14), versus ($2.21) per share in 2021.

With regards to Sabre's full year 2022 cash flows (versus prior year):
•Cash used in operating activities totaled $276 million (vs. $415 million)
•Cash provided by investing activities totaled $174 million (vs. cash used in investing activities of $29 million)
•Cash used in financing activities totaled $75 million (vs. $51 million)
•Capitalized expenditures totaled $69 million (vs. $54 million)

Free Cash Flow for the full year was negative $346 million, versus Free Cash Flow of negative $469 million in 2021.

Financial Results

	Three Months Ended December 31,			Year Ended December 31,
(in thousands, except for EPS; unaudited):	2022	2021	% Change (B/W)	2022	2021	% Change (B/W)
Total Company:

Revenue	$631,179	$500,637	26	$2,537,015	$1,688,875	50
Operating Loss	$(54,800)	$(125,876)	56	$(261,060)	$(665,487)	61
Net loss attributable to common stockholders	$(165,437)	$(192,042)	14	$(456,833)	$(950,071)	52
Diluted net loss income attributable to common stockholders per share (EPS)	$(0.50)	$(0.60)	17	$(1.40)	$(2.96)	53
Adjusted EBITDA(1)	$1,470	$(26,390)	106	$65,337	$(261,276)	125
Adjusted EBITDA Margin(1)	0.2%	(5.3)%		2.6%	(15.5)%
Adjusted Operating Loss(1)	$(30,291)	$(68,419)	56	$(68,042)	$(459,317)	85
Adjusted Net Loss(1)	$(116,673)	$(151,672)	23	$(371,092)	$(709,390)	48
Adjusted EPS(1)	$(0.36)	$(0.47)	23	$(1.14)	$(2.21)	48
Cash provided by (used in) operating activities	$38,312	$(6,502)	689	$(276,458)	$(414,654)	33
Cash (used in) provided by investing activities	$(12,274)	$(23,893)	49	$173,977	$(29,428)	691
Cash (used in) financing activities	$(13,724)	$(13,545)	(1)	$(75,370)	$(50,558)	(49)
Capitalized expenditures	$(16,020)	$(23,893)	33	$(69,494)	$(54,302)	(28)
Free Cash Flow(1)	$22,292	$(30,395)	173	$(345,952)	$(468,956)	26
Net Debt (total debt, less cash and cash equivalents)				$4,044,238	$3,828,434
Net Debt / LTM Adjusted EBITDA(1)				NM	NM

Travel Solutions:

Revenue	$574,481	$450,926	27	$2,311,275	$1,503,539	54
Operating Income (Loss)	$40,318	$(10,417)	487	$212,604	$(222,415)	196
Adjusted Operating Income (Loss)(1)	$40,789	$(10,286)	497	$213,290	$(222,679)	196
Distribution Revenue	$417,293	$286,030	46	$1,622,545	$901,478	80
Total Bookings	76,034	57,724	32	301,842	207,013	46
Air Bookings	64,726	50,504	28	260,804	183,629	42
Lodging, Ground and Sea Bookings	11,308	7,220	57	41,038	23,384	75
IT Solutions Revenue	$157,188	$164,896	(5)	$688,730	$602,061	14
Passengers Boarded	168,164	129,423	30	637,438	423,838	50

Hospitality Solutions:

Revenue	$64,916	$54,483	19	$254,620	$202,628	26
Operating Loss	$(13,110)	$(8,830)	(48)	$(51,579)	$(39,806)	(30)
Adjusted Operating Loss(1)	$(13,110)	$(8,830)	(48)	$(51,579)	$(39,806)	(30)
Central Reservation System Transactions	27,259	23,468	16	111,459	91,802	21
(1)Indicates non-GAAP financial measure; see descriptions and reconciliations below

Travel Solutions

Fourth quarter 2022 results (versus prior year):
•Revenue totaled $574 million, a 27% improvement versus $451 million in the fourth quarter of 2021 driven by an increase in global air and other travel bookings due to continued recovery from the COVID-19 pandemic, and favorable rate impacts from improved international and corporate bookings, partially offset by reduced revenue due to the sale of our AirCentre portfolio effective on February 28, 2022.
•Operating profit totaled $40 million, an improvement versus operating loss of $10 million in the fourth quarter of 2021. The improvement in operating results was driven by increased revenue and lower depreciation and amortization. These impacts were partially offset by increased incentive expenses and technology hosting expenses due to volume recovery trends and increased labor and professional services expenses.
•Distribution revenue totaled $417 million, a 46% improvement versus revenue of $286 million in the fourth quarter of 2021 due to the continued recovery in bookings.
◦Global bookings, net of cancellations, totaled 76 million, an increase of 32% from fourth quarter 2021 levels.
◦Average booking fee totaled $5.49, a sequential improvement versus $5.28, $5.35 and $5.38 in the first, second and third quarters of 2022, respectively, due to improvement in bookings mix.
•IT Solutions revenue totaled $157 million, a 5% decline versus revenue of $165 million in the fourth quarter of 2021. The decline was driven by lower revenue from a change in Russian law, as well as lower Commercial and Operations revenue primarily due to the sale of our AirCentre portfolio effective February 28, 2022, partially offset by higher reservations revenue from the ongoing recovery in passengers boarded.
◦Airline passengers boarded totaled 168 million, an increase of 30% from fourth quarter 2021 levels.

Full year 2022 results (versus prior year):
•Revenue totaled $2.3 billion, an improvement of 54% versus $1.5 billion in 2021, driven by an increase in global air and other travel bookings due to continued recovery from the COVID-19 pandemic and favorable rate impacts from improved international and corporate air bookings, partially offset by the impact of the sale of our AirCentre portfolio effective February 28, 2022.
•Operating income totaled $213 million, an improvement versus operating loss of $222 million in 2021. The improvement in operating results was driven by increased revenue and lower depreciation and amortization. These impacts were partially offset by increased incentive expenses and technology hosting expenses due to volume recovery trends and increased labor and professional services expenses to support our technology transformation initiatives.
•Distribution revenue totaled $1.6 billion, an improvement of 80% versus $901 million in 2021. Global bookings, net of cancellations, totaled 302 million, an increase of 46% from 2021 levels.
•IT Solutions revenue totaled $689 million, an improvement of 14% versus $602 million in 2021. Airline passengers boarded totaled 637 million, an increase of 50% from 2021 levels.

Hospitality Solutions

Fourth quarter 2022 results (versus prior year):
•Hospitality Solutions revenue totaled $65 million, an improvement of 19% versus revenue of $54 million in 2021. The increase in revenue was driven by an increase in central reservation system transactions due to the continued recovery from the COVID-19 pandemic.
◦Central reservation system transactions totaled 27 million, an increase of 16% from fourth quarter 2021 levels.
•Operating loss was $13 million, a decline versus operating loss of $9 million in the fourth quarter of 2021. The change in operating results was primarily driven by increased transaction-related costs due to volume recovery trends and higher labor and professional services expenses, and other technology costs to support our technology transformation initiatives, partially offset by higher revenue and lower depreciation and amortization expense.

Full year 2022 results (versus prior year):
•Hospitality Solutions revenue increased to $255 million, an improvement of 26% versus revenue of $203 million in 2021. The increase in revenue was driven by an increase in central reservation system transactions due to the continued recovery from the COVID-19 pandemic and increased Digital Experience revenue.
◦Central reservation system transactions totaled 111 million, an increase of 21% from 2021 levels.
•Operating loss was $52 million, a decline versus operating loss of $40 million in 2021. The decrease in operating results was primarily driven by increased transaction-related costs due to volume recovery trends, and higher labor and professional services expenses to support our technology transformation initiatives, partially offset by lower depreciation and amortization costs.

Business and Financial Outlook

With respect to the 2023 financial outlook below:
•First quarter 2023 Adjusted EBITDA guidance consists of (1) first quarter 2023 expected net income attributable to common stockholders adjusted for the estimated impact of loss from discontinued operations, net of tax, of approximately $125 million; net income attributable to noncontrolling interests of approximately $1 million; preferred stock dividends of approximately $5 million; acquisition-related amortization of approximately $10 million; stock-based compensation expense of approximately $25 million; other costs including litigation, acquisition-related costs, other foreign non-income tax matters and foreign exchange gains and losses of $1 million; less the tax impact of the above adjustments of approximately $2 million, (2) the impact of depreciation and amortization of property and equipment and amortization of capitalized implementation costs of approximately $30 million; interest expense, net of approximately $100 million; and provision for income taxes less tax impact of net income adjustments of approximately $5 million.
•Full-year Adjusted EBITDA guidance consists of (1) full-year expected net income attributable to common stockholders adjusted for the estimated impact of loss from discontinued operations, net of tax, of approximately $380 million; net income attributable to noncontrolling interests of approximately $3 million; preferred stock dividends of approximately $15 million; acquisition-related amortization of approximately $40 million; stock-based compensation expense of approximately $95 million; other costs including litigation, acquisition-related costs, and other foreign non-income tax matters and foreign exchange gains and losses of $5 million; less the tax impact of the above adjustments of approximately $5 million, (2) the impact of depreciation and amortization of property and equipment and amortization of capitalized implementation costs of approximately $120 million; interest expense, inclusive of amortization of issuance costs and debt discounts net of approximately $400 million; and provision for income taxes less tax impact of net income adjustments of approximately $15 million.
•First quarter 2023 Free Cash Flow guidance consists of the expected first quarter 2023 cash used by operating activities of $60 million to $65 million less additions to property and equipment of $20 million to $25 million.

First Quarter and Full-Year 2023 Financial Outlook

Sabre's first quarter and full-year 2023 outlook is summarized as follows:

	Q1 2023	FY 2023
Revenue	~$725M	$2.8B to $3.0B
Adjusted EBITDA	~$50M	$300M to $320M
Free Cash Flow	($80M) to ($90M) *driven by Q1 seasonality	Positive

Conference Call

Sabre will conduct its fourth quarter and full-year 2022 investor conference call today at 9:00 a.m. ET. The live webcast and accompanying slide presentation can be accessed via the Investor Relations section of its website, investors.sabre.com. A replay of the event will be available for at least 90 days following the event.

About Sabre

Sabre Corporation is a leading technology provider to the global travel industry. Sabre’s software, data, mobile and distribution solutions are used by hundreds of airlines and thousands of hotel properties to manage critical operations, including passenger and guest reservations, revenue management, flight, network and crew management. Sabre also operates a leading global travel marketplace, which processes more than $120 billion of global travel expenditures annually by connecting travel buyers and suppliers. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world.

Website Information

Sabre routinely posts important information for investors on the Investor Relations section of its website, investors.sabre.com, and on its Twitter account, @Sabre_Corp. The company intends to use the Investor Relations section of its website and its Twitter account as a means of disclosing material, non-public information and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Sabre's website and its Twitter account, in addition to following its press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Sabre's website or its Twitter account is not incorporated by reference into, and is not a part of, this document.

Supplemental Financial Information

In conjunction with today’s earnings report, a file of supplemental financial information will be available on the Investor Relations section of our website, investors.sabre.com.

Industry Data

This release contains industry data, forecasts and other information that Sabre obtained from industry publications and surveys, public filings and internal company sources, and there can be no assurance as to the accuracy or completeness of the included information. Statements as to Sabre's ranking, market position, bookings share and market estimates are based on independent industry publications, government publications, third-party forecasts and management’s estimates and assumptions about our markets and our internal research. The company has not independently verified this third-party information nor has it ascertained the underlying economic assumptions relied upon in those sources, and cannot assure you of the accuracy or completeness of this information.

Note on Non-GAAP Financial Measures

This press release includes unaudited non-GAAP financial measures, including Adjusted Operating Loss, Adjusted Net Loss from continuing operations ("Adjusted Net Loss"), Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Loss from continuing operations per share ("Adjusted EPS"), Free Cash Flow and the ratios based on these financial measures. In addition, we provide certain forward guidance with respect to Adjusted EBITDA and Free Cash Flow. We are unable to provide this forward guidance on a GAAP basis without unreasonable effort; however, see "Business Outlook and Financial Guidance" for additional information including estimates of certain components of the non-GAAP adjustments contained in the guidance.

We present non-GAAP measures when our management believes that the additional information provides useful information about our operating performance. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See “Non-GAAP Financial Measures” below for an explanation of the non-GAAP measures and “Tabular Reconciliations for Non-GAAP Measures” below for a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

Forward-Looking Statements

Certain statements herein are forward-looking statements about trends, future events, uncertainties and our plans and expectations of what may happen in the future. Any statements that are not historical or current facts are forward-looking statements. In many cases, you can identify forward-looking statements by terms such as “expect,” "guidance," "outlook," "trend," "recovery," "goal," "believe", "target," "confident," "milestone," “plan,” “anticipate,” “will,” "forecast," "continue," "strategy," "estimate," "project," “may,” “should,” “would,” “intend," “potential” or the negative of these terms or other comparable terminology. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Sabre’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. The potential risks and uncertainties include, among others, the severity, extent and duration of the global COVID-19 pandemic and its impact on our business and results of operations, financial condition and credit ratings, as well as on the travel industry and consumer spending more broadly, the effect of remote working arrangements on our operations and the speed and extent of the recovery across the broader travel ecosystem, dependency on transaction volumes in the global travel industry, particularly air travel transaction volumes, including from airlines' insolvency, suspension of service or aircraft groundings, the timing, implementation and effects of the technology investment and other strategic initiatives, the completion and effects of travel platforms, exposure to pricing pressure in the Travel Solutions business, changes affecting travel supplier customers, maintenance of the integrity of our systems and infrastructure and the effect of any security incidents, our ability to recruit, train and retain employees, including our key executive officers and technical employees, competition in the travel distribution market and solutions markets, failure to adapt to technological advancements, implementation of software solutions, implementation and effects of new, amended or renewed agreements and strategic partnerships, including anticipated savings, dependence on establishing, maintaining and renewing contracts with customers and other counterparties and collecting amounts due to us under these agreements, dependence on relationships with travel buyers, our collection, processing, storage, use and transmission of personal data and risks associated with PCI compliance, the effects of cost savings initiatives, the effects of new legislation or regulations or the failure to comply with regulations or other legal requirements, use of third-party distributor partners, the financial and business results and effects of acquisitions and divestitures of businesses or business operations, reliance on the value of our brands, reliance on third parties to provide information technology services and the effects of these services, the effects of any litigation and regulatory reviews and investigations, adverse global and regional economic and political conditions, including, but not limited to, recessionary or inflationary economic conditions, risks related to the current military conflict in Ukraine, risks arising from global operations, risks related to our significant amount of indebtedness, including increases in interest rates and our ability to refinance our debt, the effects of the implementation of new accounting standards, and tax-related matters. More information about potential risks and uncertainties that could affect our business and results of operations is included in the "Risk Factors" and “Forward-Looking Statements” sections in our Quarterly Report on Form 10-Q filed with the SEC on November 2, 2022 and our Annual Report on Form 10-K filed with the SEC on February 18, 2022 and in our other filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, outlook, guidance, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. Unless required by law, Sabre undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date they are made.

Contacts:

Media	Investors
Kristin Hays	Brian Roberts
kristin.hays@sabre.com	brian.roberts@sabre.com
sabrenews@sabre.com	sabre.investorrelations@sabre.com

SABRE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue	$631,179	$500,637	$2,537,015	$1,688,875
Cost of revenue, excluding technology costs	269,210	193,440	1,040,819	691,451
Technology costs	271,955	269,842	1,096,097	1,052,833
Selling, general and administrative	144,814	163,231	661,159	610,078
Operating loss	(54,800)	(125,876)	(261,060)	(665,487)
Other expense:
Interest expense, net	(90,169)	(63,984)	(295,231)	(257,818)
Loss on extinguishment of debt	(940)	—	(4,473)	(13,070)
Equity method income (loss)	471	131	686	(264)
Other, net	(2,972)	(4,187)	136,645	(1,748)
Total other expense, net	(93,610)	(68,040)	(162,373)	(272,900)
Loss from continuing operations before income taxes	(148,410)	(193,916)	(423,433)	(938,387)
Provision (benefit) for income taxes	10,861	(10,099)	8,666	(14,612)
Loss from continuing operations	(159,271)	(183,817)	(432,099)	(923,775)
Loss from discontinued operations, net of tax	(83)	(2,374)	(679)	(2,532)
Net loss	(159,354)	(186,191)	(432,778)	(926,307)
Net income attributable to noncontrolling interests	737	505	2,670	2,162
Net loss attributable to Sabre Corporation	(160,091)	(186,696)	(435,448)	(928,469)
Preferred stock dividends	5,346	5,346	21,385	21,602
Net loss attributable to common stockholders	$(165,437)	$(192,042)	$(456,833)	$(950,071)

Basic net loss per share attributable to common stockholders:
Loss from continuing operations	$(0.50)	$(0.59)	$(1.40)	$(2.95)
Loss from discontinued operations	—	(0.01)	—	(0.01)
Net loss per common share	$(0.50)	$(0.60)	$(1.40)	$(2.96)
Diluted net loss per share attributable to common stockholders:
Loss from continuing operations	$(0.50)	$(0.59)	$(1.40)	$(2.95)
Loss from discontinued operations	—	(0.01)	—	(0.01)
Net loss per common share	$(0.50)	$(0.60)	$(1.40)	$(2.96)
Weighted-average common shares outstanding:
Basic	328,440	323,469	326,742	320,922
Diluted	328,440	323,469	326,742	320,922

SABRE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$794,888	$978,352
Restricted cash	21,035	21,039
Accounts receivable, net	353,587	259,934
Prepaid expenses and other current assets	191,979	121,591
Current assets held for sale	—	21,358
Total current assets	1,361,489	1,402,274
Property and equipment, net of accumulated depreciation	229,419	249,812
Equity method investments	22,401	22,671
Goodwill	2,542,087	2,470,206
Acquired customer relationships, net of accumulated amortization	238,756	257,362
Other intangible assets, net of accumulated amortization	171,498	183,321
Deferred income taxes	38,892	27,056
Other assets, net	358,333	475,424
Long-term assets held for sale	—	203,204
Total assets	$4,962,875	$5,291,330

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$171,068	$122,934
Accrued compensation and related benefits	122,022	135,974
Accrued subscriber incentives	218,761	137,448
Deferred revenues	66,503	81,061
Other accrued liabilities	213,737	188,706
Current portion of debt	23,480	29,290
Current liabilities held for sale	—	21,092
Total current liabilities	815,571	716,505
Deferred income taxes	38,629	38,344
Other noncurrent liabilities	264,411	297,037
Long-term debt	4,717,091	4,723,685
Long-term liabilities held for sale	—	15,476
Stockholders’ equity
Preferred stock; $0.01 par value, 225,000 authorized, 3,290 shares issued and outstanding as of December 31, 2022 and 2021; aggregate liquidation value of $329,000 as of December 31, 2022 and 2021	33	33
Common stock: $0.01 par value; 1,000,000 authorized shares; 353,436 and 346,430 shares issued, 328,542 and 323,501 shares outstanding at December 31, 2022 and 2021, respectively	3,534	3,464
Additional paid-in capital	3,198,580	3,115,719
Treasury stock, at cost, 24,895 and 22,930 shares at December 31, 2022 and 2021, respectively	(514,215)	(498,141)
Accumulated deficit	(3,506,528)	(3,049,695)
Accumulated other comprehensive loss	(65,731)	(80,287)
Noncontrolling interest	11,500	9,190
Total stockholders’ deficit	(872,827)	(499,717)
Total liabilities and stockholders’ deficit	$4,962,875	$5,291,330

SABRE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2022	2021
Operating Activities
Net loss	$(432,778)	$(926,307)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	184,633	262,185
Gain on sale of investment	(180,081)	(14,532)
Stock-based compensation expense	82,872	120,892
Amortization of upfront incentive consideration	44,086	57,570
Loss on fair value of investment	26,000	—
Deferred income taxes	(17,306)	(27,515)
Amortization of debt discount and issuance costs	16,026	11,984
Pension settlement charge	6,707	7,529
Impairment and related charges	5,146	—
Debt modification costs	4,905	2,435
Loss on extinguishment of debt	4,473	13,070
Gain on loan converted to equity	(3,568)	—
Loss (income) from discontinued operations	679	2,532
Other	5,732	4,701
Provision for expected credit losses	(285)	(7,788)
Changes in operating assets and liabilities:
Accounts and other receivables	(122,288)	(17,881)
Prepaid expenses and other current assets	(22,431)	5,837
Capitalized implementation costs	(12,577)	(19,027)
Upfront incentive consideration	(12,113)	(5,980)
Other assets	42,039	(1,838)
Accrued compensation and related benefits	(11,857)	51,652
Accounts payable and other accrued liabilities	131,034	70,346
Deferred revenue including upfront solution fees	(15,506)	(4,519)
Cash used in operating activities	(276,458)	(414,654)
Investing Activities
Proceeds from disposition of investments and assets	392,268	24,874
Purchase of investment in equity securities	(80,000)	—
Acquisitions, net of cash acquired	(68,797)	—
Additions to property and equipment	(69,494)	(54,302)
Cash provided by (used in) investing activities	173,977	(29,428)
Financing Activities
Payments on borrowings from lenders	(1,822,661)	(1,061,050)
Proceeds of borrowings from lenders	1,818,581	1,070,380
Debt discount and issuance costs	(33,489)	(12,194)
Dividends paid on preferred stock	(21,385)	(21,629)
Net payment on the settlement of equity-based awards	(16,084)	(22,682)
Other financing activities	(332)	(843)
Payment for settlement of exchangeable notes	—	(2,540)
Cash used in financing activities	(75,370)	(50,558)
Cash Flows from Discontinued Operations
Cash used in operating activities	(3,259)	(3,498)
Cash used in discontinued operations	(3,259)	(3,498)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2,358)	(2,136)
Decrease in cash, cash equivalents and restricted cash	(183,468)	(500,274)
Cash, cash equivalents and restricted cash at beginning of period	999,391	1,499,665
Cash, cash equivalents and restricted cash at end of period	$815,923	$999,391
Cash payments for income taxes	$15,620	$14,659
Cash payments for interest	$286,139	$246,933
Capitalized interest	$2,232	$1,599
Non-cash additions to property and equipment	$3,025	$2,678

Non-GAAP Financial Measures

We have included both financial measures compiled in accordance with GAAP and certain non-GAAP financial measures, including Adjusted Operating Income (Loss), Adjusted Net Loss from continuing operations ("Adjusted Net Loss"), Adjusted EBITDA, Adjusted EPS, Free Cash Flow and ratios based on these financial measures. As a result of our business realignment in the third quarter of 2020, we have separated our technology costs from cost of revenue and moved certain expenses previously classified as cost of revenue to selling, general and administrative to provide increased visibility to our technology costs for analytical and decision-making purposes and to align costs with the current leadership and operational organizational structure.

We define Adjusted Operating Income (Loss) as operating loss adjusted for equity method income (loss), impairment and related charges, acquisition-related amortization, restructuring and other costs, acquisition-related costs, litigation costs, net, and stock-based compensation.

We define Adjusted Net Loss as net loss attributable to common stockholders adjusted for loss (income) from discontinued operations, net of tax, net income attributable to noncontrolling interests, preferred stock dividends, impairment and related charges, acquisition-related amortization, restructuring and other costs, loss on extinguishment of debt, other, net, acquisition-related costs, litigation costs, net, stock-based compensation, and the tax impact of adjustments.

We define Adjusted EBITDA as loss from continuing operations adjusted for depreciation and amortization of property and equipment, amortization of capitalized implementation costs, acquisition-related amortization, impairment and related charges, restructuring and other costs, interest expense, net, other, net, loss on extinguishment of debt, acquisition-related costs, litigation costs, net, stock-based compensation and the remaining provision (benefit) for income taxes. We have revised our calculation of Adjusted EBITDA to no longer exclude the amortization of upfront incentive consideration in all periods presented.

We define Adjusted EPS as Adjusted Net Loss divided by diluted weighted-average common shares outstanding.

We define Free Cash Flow as cash provided by (used in) operating activities less cash used in additions to property and equipment.

We define Adjusted Net Loss from continuing operations per share as Adjusted Net Loss divided by diluted weighted-average common shares outstanding.

These non-GAAP financial measures are key metrics used by management and our board of directors to monitor our ongoing core operations because historical results have been significantly impacted by events that are unrelated to our core operations as a result of changes to our business and the regulatory environment. We believe that these non-GAAP financial measures are used by investors, analysts and other interested parties as measures of financial performance and to evaluate our ability to service debt obligations, fund capital expenditures, fund our investments in technology transformation, and meet working capital requirements. We also believe that Adjusted Operating (Loss) Income, Adjusted Net (Loss) Income, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EPS assist investors in company-to-company and period-to-period comparisons by excluding differences caused by variations in capital structures (affecting interest expense), tax positions and the impact of depreciation and amortization expense. In addition, amounts derived from Adjusted EBITDA are a primary component of certain covenants under our senior secured credit facilities.

Adjusted Operating Income (Loss), Adjusted Net Loss, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EPS, Free Cash Flow and ratios based on these financial measures are not recognized terms under GAAP. These non-GAAP financial measures and ratios based on them are unaudited and have important limitations as analytical tools, and should not be viewed in isolation and do not purport to be alternatives to net income as indicators of operating performance or cash flows from operating activities as measures of liquidity. These non-GAAP financial measures and ratios based on them exclude some, but not all, items that affect net income or cash flows from operating activities and these measures may vary among companies. Our use of these measures has limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•these non-GAAP financial measures exclude certain recurring, non-cash charges such as stock-based compensation expense and amortization of acquired intangible assets;

•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;

•Adjusted EBITDA does not reflect amortization of capitalized implementation costs associated with our revenue contracts, which may require future working capital or cash needs in the future;

•Adjusted Operating Income (Loss), Adjusted Net Loss and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•Free Cash Flow removes the impact of accrual-basis accounting on asset accounts and non-debt liability accounts, and does not reflect the cash requirements necessary to service the principal payments on our indebtedness; and

•other companies, including companies in our industry, may calculate Adjusted Operating Income (Loss), Adjusted Net Loss, Adjusted EBITDA, Adjusted EPS or Free Cash Flow differently, which reduces their usefulness as comparative measures.

Tabular Reconciliations for Non-GAAP Measures
(In thousands, except per share amounts; unaudited)
Reconciliation of net loss attributable to common stockholders to Adjusted Net Loss from continuing operations, Operating loss to Adjusted Operating Loss, and loss from continuing operations to Adjusted EBITDA and Last Twelve Months' (LTM) Adjusted EBITDA (for Net Debt Ratio):

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net loss attributable to common stockholders	$(165,437)	$(192,042)	$(456,833)	$(950,071)
Loss from discontinued operations, net of tax	83	2,374	679	2,532
Net income attributable to non-controlling interests(1)	737	505	2,670	2,162
Preferred stock dividends	5,346	5,346	21,385	21,602
Loss from continuing operations	$(159,271)	$(183,817)	$(432,099)	$(923,775)
Adjustments:
Impairment and related charges(2)	—	—	5,146	—
Acquisition-related amortization(3a)	10,179	15,848	51,254	64,144
Restructuring and other costs(5)	221	(1,886)	14,500	(7,608)
Loss on extinguishment of debt	940	—	4,473	13,070
Other, net(4)	2,972	4,187	(136,645)	1,748
Acquisition-related costs(6)	521	3,445	6,854	6,744
Litigation costs, net(7)	326	5,149	31,706	22,262
Stock-based compensation	12,791	34,770	82,872	120,892
Tax impact of adjustments(8)	14,648	(29,368)	847	(6,867)
Adjusted Net Loss from continuing operations	$(116,673)	$(151,672)	$(371,092)	$(709,390)
Adjusted Net Loss from continuing operations per share	$(0.36)	$(0.47)	$(1.14)	$(2.21)
Diluted weighted-average common shares outstanding	328,440	323,469	326,742	320,922

Operating loss	$(54,800)	$(125,876)	$(261,060)	$(665,487)
Add back:
Equity method income (loss)	471	131	686	(264)
Impairment and related charges(2)	—	—	5,146	—
Acquisition-related amortization(3a)	10,179	15,848	51,254	64,144
Restructuring and other costs(5)	221	(1,886)	14,500	(7,608)
Acquisition-related costs(6)	521	3,445	6,854	6,744
Litigation costs, net(7)	326	5,149	31,706	22,262
Stock-based compensation	12,791	34,770	82,872	120,892
Adjusted Operating Loss	$(30,291)	$(68,419)	$(68,042)	$(459,317)

Loss from continuing operations	$(159,271)	$(183,817)	$(432,099)	$(923,775)
Adjustments:
Depreciation and amortization of property and equipment(3b)	22,108	32,785	96,397	163,291
Amortization of capitalized implementation costs(3c)	9,653	9,244	36,982	34,750
Acquisition-related amortization(3a)	10,179	15,848	51,254	64,144
Impairment and related charges(2)	—	—	5,146	—
Restructuring and other costs(5)	221	(1,886)	14,500	(7,608)
Interest expense, net	90,169	63,984	295,231	257,818
Other, net(4)	2,972	4,187	(136,645)	1,748
Loss on extinguishment of debt	940	—	4,473	13,070
Acquisition-related costs(6)	521	3,445	6,854	6,744
Litigation costs, net(7)	326	5,149	31,706	22,262
Stock-based compensation	12,791	34,770	82,872	120,892
Provision (benefit) for income taxes	10,861	(10,099)	8,666	(14,612)
Adjusted EBITDA	$1,470	$(26,390)	$65,337	$(261,276)

Adjusted EBITDA margin	0.2%	(5.3)%	2.6%	(15.5)%

Net Debt (total debt, less cash)			$4,044,238	$3,828,434
Net Debt / LTM Adjusted EBITDA			NM	NM

Reconciliation of Free Cash Flow:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Cash provided by (used in) operating activities	$38,312	$(6,502)	$(276,458)	$(414,654)
Cash (used in) provided by investing activities	(12,274)	(23,893)	173,977	(29,428)
Cash used in financing activities	(13,724)	(13,545)	(75,370)	(50,558)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Cash provided by (used in) operating activities	$38,312	$(6,502)	$(276,458)	$(414,654)
Additions to property and equipment	(16,020)	(23,893)	(69,494)	(54,302)
Free Cash Flow	$22,292	$(30,395)	$(345,952)	$(468,956)

Reconciliation of Adjusted Operating Income (Loss) to operating income (loss) in our statement of operations and Adjusted EBITDA to Loss from continuing operations in our statement of operations by business segment:

	Three Months Ended December 31, 2022
	Travel Solutions	Hospitality Solutions	Corporate	Total
Adjusted Operating Income (Loss)	$40,789	$(13,110)	$(57,970)	$(30,291)
Less:
Equity method income	471	—	—	471
Acquisition-related amortization(3a)	—	—	10,179	10,179
Restructuring and other costs(5)	—	—	221	221
Acquisition-related costs(6)	—	—	521	521
Litigation costs, net(7)	—	—	326	326
Stock-based compensation	—	—	12,791	12,791
Operating income (loss)	$40,318	$(13,110)	$(82,008)	$(54,800)

Adjusted EBITDA	$66,973	$(7,827)	$(57,676)	$1,470
Less:
Depreciation and amortization of property and equipment(3b)	17,866	3,948	294	22,108
Amortization of capitalized implementation costs(3c)	8,318	1,335	—	9,653
Acquisition-related amortization(3a)	—	—	10,179	10,179
Restructuring and other costs(5)	—	—	221	221
Acquisition-related costs(6)	—	—	521	521
Litigation costs, net(7)	—	—	326	326
Stock-based compensation	—	—	12,791	12,791
Equity method income	471	—	—	471
Operating income (loss)	$40,318	$(13,110)	$(82,008)	$(54,800)
Interest expense, net				(90,169)
Other, net(4)				(2,972)
Loss on extinguishment of debt				(940)
Equity method income				471
Provision for income taxes				(10,861)
Loss from continuing operations				$(159,271)

Operating income margin	7.0%	NM	NM	NM

	Three Months Ended December 31, 2021
	Travel Solutions	Hospitality Solutions	Corporate	Total
Adjusted Operating Loss	$(10,286)	$(8,830)	$(49,303)	$(68,419)
Less:
Equity method income	131	—	—	131
Acquisition-related amortization(3a)	—	—	15,848	15,848
Restructuring and other costs(5)	—	—	(1,886)	(1,886)
Acquisition-related costs(6)	—	—	3,445	3,445
Litigation costs, net(7)	—	—	5,149	5,149
Stock-based compensation	—	—	34,770	34,770
Operating loss	$(10,417)	$(8,830)	$(106,629)	$(125,876)

Adjusted EBITDA	$25,554	$(2,881)	$(49,063)	$(26,390)
Less:
Depreciation and amortization of property and equipment(3b)	27,765	4,780	240	32,785
Amortization of capitalized implementation costs(3c)	8,075	1,169	—	9,244
Acquisition-related amortization(3a)	—	—	15,848	15,848
Restructuring and other costs(5)	—	—	(1,886)	(1,886)
Acquisition-related costs(6)	—	—	3,445	3,445
Litigation costs, net(7)	—	—	5,149	5,149
Stock-based compensation	—	—	34,770	34,770
Equity method income	131	—	—	131
Operating loss	$(10,417)	$(8,830)	$(106,629)	$(125,876)
Interest expense, net				(63,984)
Other, net(4)				(4,187)
Equity method income				131
Benefit for income taxes				10,099
Loss from continuing operations				$(183,817)

Operating income margin	NM	NM	NM	NM

	Year Ended December 31, 2022
	Travel Solutions	Hospitality Solutions	Corporate	Total
Adjusted Operating Income (Loss)	$213,290	$(51,579)	$(229,753)	$(68,042)
Less:
Equity method income	686	—	—	686
Impairment and related charges(2)	—	—	5,146	5,146
Acquisition-related amortization(3a)	—	—	51,254	51,254
Restructuring and other costs(5)	—	—	14,500	14,500
Acquisition-related costs(6)	—	—	6,854	6,854
Litigation costs, net(7)	—	—	31,706	31,706
Stock-based compensation	—	—	82,872	82,872
Operating income (loss)	$212,604	$(51,579)	$(422,085)	$(261,060)

Adjusted EBITDA	$323,803	$(29,794)	$(228,672)	$65,337
Less:
Depreciation and amortization of property and equipment(3b)	78,601	16,715	1,081	96,397
Amortization of capitalized implementation costs(3c)	31,912	5,070	—	36,982
Acquisition-related amortization(3a)	—	—	51,254	51,254
Impairment and related charges(2)	—	—	5,146	5,146
Restructuring and other costs(5)	—	—	14,500	14,500
Acquisition-related costs(6)	—	—	6,854	6,854
Litigation costs, net(7)	—	—	31,706	31,706
Stock-based compensation	—	—	82,872	82,872
Equity method income	686	—	—	686
Operating income (loss)	$212,604	$(51,579)	$(422,085)	$(261,060)
Interest expense, net				(295,231)
Other, net(4)				136,645
Loss on extinguishment of debt				(4,473)
Equity method income				686
Provision for income taxes				(8,666)
Loss from continuing operations				$(432,099)

Operating income margin	9.2%	NM	NM	NM

	Year Ended December 31, 2021
	Travel Solutions	Hospitality Solutions	Corporate	Total
Adjusted Operating Loss	$(222,679)	$(39,806)	$(196,832)	$(459,317)
Less:
Equity method loss	(264)	—	—	(264)
Acquisition-related amortization(3a)	—	—	64,144	64,144
Restructuring and other costs(5)	—	—	(7,608)	(7,608)
Acquisition-related costs(6)	—	—	6,744	6,744
Litigation costs, net(7)	—	—	22,262	22,262
Stock-based compensation	—	—	120,892	120,892
Operating loss	$(222,415)	$(39,806)	$(403,266)	$(665,487)

Adjusted EBITDA	$(52,006)	$(13,452)	$(195,818)	$(261,276)
Less:
Depreciation and amortization of property and equipment(3b)	140,231	22,046	1,014	163,291
Amortization of capitalized implementation costs(3c)	30,442	4,308	—	34,750
Acquisition-related amortization(3a)	—	—	64,144	64,144
Restructuring and other costs(5)	—	—	(7,608)	(7,608)
Acquisition-related costs(6)	—	—	6,744	6,744
Litigation costs, net(7)	—	—	22,262	22,262
Stock-based compensation	—	—	120,892	120,892
Equity method loss	(264)	—	—	(264)
Operating loss	$(222,415)	$(39,806)	$(403,266)	$(665,487)
Interest expense, net				(257,818)
Other, net(4)				(1,748)
Loss on extinguishment of debt				(13,070)
Equity method loss				(264)
Benefit for income taxes				14,612
Loss from continuing operations				$(923,775)

Operating income margin	NM	NM	NM	NM

Non-GAAP Footnotes

(1) Net income attributable to noncontrolling interests represents an adjustment to include earnings allocated to noncontrolling interests held in (i) Sabre Travel Network Middle East of 40% (ii) Sabre Seyahat Dagitim Sistemleri A.S. of 40% (iii) Sabre Travel Network Lanka (Pte) Ltd of 40%, and (iv) Sabre Bulgaria of 40%.

(2) Impairment and related charges represents a $5 million impairment charge associated with the impact of regulatory changes in Russia on the future recoverability of certain assets for the year ended December 31, 2022.

(3) Depreciation and amortization expenses:
a.Acquisition-related amortization represents amortization of intangible assets from the take-private transaction in 2007 as well as intangibles associated with acquisitions since that date.
b. Depreciation and amortization of property and equipment includes software developed for internal use as well as amortization of contract acquisition costs.
c. Amortization of capitalized implementation costs represents amortization of upfront costs to implement new customer contracts under our SaaS and hosted revenue model.

(4) Other, net includes a $180 million gain on the sale of AirCentre during 2022, a fair value loss of $26 million on our GBT investment during 2022, and a $15 million gain on sale of equity securities during the first quarter of 2021, as well as debt modification costs for financing fees of $2 million recorded in the third quarter of 2021. In addition, all periods presented include pension settlement charges and foreign exchange gains and losses related to the remeasurement of foreign currency denominated balances included in our consolidated balance sheets into the relevant functional currency.

(5) Restructuring and other costs represents charges, and adjustments to those charges, associated with planning and implementing business restructuring activities, including costs associated with third party consultants advising on our business structure and strategy going forward which are integral to the restructuring plan and severance benefits related to employee terminations, which primarily occurred in the third quarter of 2022.

(6) Acquisition-related costs represent fees and expenses incurred associated with acquisition and disposition-related activities.

(7) Litigation costs, net represent charges associated with antitrust litigation and other foreign non-income tax contingency matters.

(8) The tax impact of adjustments includes the tax effect of each separate adjustment based on the statutory tax rate for the jurisdiction(s) in which the adjustment was taxable or deductible, the impact of the adjustments on valuation allowance assessments, and the tax effect of items that relate to tax specific financial transactions, tax law changes, uncertain tax positions, and other items.